UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 6, 2010
The First Bancshares, Inc.
(Exact name of registrant as specified in its charter)
Mississippi	33-94288	64-0862173
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6480 U.S. Hwy 98 West, Hattiesburg, MS	39402
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(601) 268-8998
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(a)  On Friday, August 6, 2010, David E. Johnson notified The First Bancshares, Inc. (the “Company”) of his  retirement from the board of directors of both the Company and its banking subsidiary, The First, A  National Banking Association.  The letter is attached as Exhibit 99.1.  Mr. Johnson will serve as Director Emeritus of the holding company board.  A press release regarding Johnson’s retirement is attached hereto as Exhibit 99.2.  Prior to his retirement, Mr. Johnson served as Chairman of the Board of the Company and the Bank.   The Board wishes to express its appreciation for Mr. Johnson’s past service and wishes him well in his future endeavors.  The Board does not expect to fill Mr. Johnson’s seat on the Board at this time.

(b) On August 9, 2010, the Board of Directors of the Company appointed  E. Ricky Gibson, 52,  Chairman of the Board effective immediately.   Prior to his appointment as Chairman, Mr. Gibson  served on the following committees of the Board:  Compensation Committee, Audit Committee and Executive Committee.  Mr. Gibson has been president and owner of N&H Electronics, Inc., a wholesale electronics distributor, since 1988 and of Mid South Electronics, a wholesale consumer electronics distributor, since 1993.  He is a lifelong resident of Hattiesburg, MS.  He attended the University of Southern Mississippi and   is a  member of Parkway Heights United Methodist Church.  Mr. Gibson has been a director of the Company since 1995 and is also a director of the bank.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

 99.1 Retirement Letter dated August 6, 2010

99.2  Press Release dated August 10, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The First Bancshares, Inc.
(Registrant)

Date:	August 10, 2010

/s/ M. Ray “Hoppy” Cole, Jr.
Name: M. Ray “Hoppy” Cole, Jr.
Title: President and CEO